Exhibit 3.4

CERTIFICATE OF AMENDMENT

TOTHE

RESTATED CERTIFICATE OF INCORPORATION

OF

CAPSTONE HOLDING CORP.

Capstone Holding Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: That the following resolutions were duly adopted by the Corporation’s Board of Directors, in accordance with the Corporation’s bylaws and the General Corporation Law of the State of Delaware, setting forth a proposed amendment (the “Amendment”) to the Restated Certificate of Incorporation of the Corporation as follows:

RESOLVED, that the first sentence of Section 5 of the Restated Certificate of Incorporation is deleted and replaced by the following;

“5. Authorized Capital. The total number of shares of stock which the Corporation shall have authority to issue is 75,000,000 shares, consisting of 50,000,000 shares of common stock having a par value of $0.0005 per share (the “Common Stock”) and 25,000,000 shares of preferred stock having a par value of $0.0005 per share (the “Preferred Stock”).”

SECOND: The foregoing Amendment was duly adopted by the Corporation’s Board of Directors in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: The foregoing Amendment was duly approved by the Corporation’s stockholders.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be signed by the undersigned duly authorized officer who declares under penalty of perjury that the matters set forth in the foregoing Certificate of Amendment are true and correct to his knowledge.

Dated: February [   ], 2025

CAPSTONE HOLDING CORP.

By:
Name:	Matthew E. Lipman
Title:	Chief Executive Officer